GRAINGER REPORTS RESULTS FOR THE 2019 SECOND QUARTER

Company drives second quarter reported operating margin expansion of 110 basis points and adjusted operating margin expansion of 50 basis points

Second Quarter Financial Highlights

•	Sales of $2.9 billion, up 1 percent, up 2 percent on a constant currency basis

•	Reported operating earnings of $380 million, up 11 percent; adjusted operating earnings of
$377 million, up 5 percent

•	Reported operating margin of 13.1 percent, up 110 basis points; adjusted operating margin of
13.0 percent, up 50 basis points

•	Reported EPS of $4.67, up 12 percent; adjusted EPS of $4.64, up 6 percent

•	Operating cash flow of $323 million, up 30 percent

CHICAGO, July 24, 2019 - Grainger (NYSE: GWW) today reported results for the 2019 second quarter. Sales of $2.9 billion in the quarter increased 1 percent versus the 2018 second quarter. On a constant currency basis, sales were up 2 percent.

“We continued to demonstrate our ability to generate profitable growth in the second quarter of 2019. Despite slower than expected global economic growth and our significant investment in the endless assortment model, we drove strong operating results and cash flow,” said DG Macpherson, Chairman and Chief Executive Officer. “We gained share in the first half of the year at a modest pace, and we remain confident in our ability to accelerate our growth versus the market for the remainder of the year as our top line initiatives continue to take hold. We are reiterating our 2019 total company guidance ranges for gross profit margin, operating margin and earnings per share. We are lowering our estimate for market growth from 1 to 4 percent to
-1 to 2 percent and lowering our revenue guidance from 4 to 8.5 percent growth to 2 to 5 percent growth due to the weaker demand environment and performance at AGI and Cromwell.”

2019 Second Quarter Financial Summary

($ in millions)	Q2 2019		Q2 2018		Q2 v. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$2,893	$2,893	$2,861	$2,861	1%	1%
Gross Profit	$1,121	$1,121	$1,111	$1,112	1%	1%
Operating Earnings	$380	$377	$344	$359	11%	5%
Net Earnings	$260	$258	$237	$249	10%	4%
Diluted EPS	$4.67	$4.64	$4.16	$4.37	12%	6%

Gross Profit Margin	38.7%	38.7%	38.8%	38.9%	-10 bps	-15 bps
Operating Margin	13.1%	13.0%	12.0%	12.6%	110 bps	50 bps
Tax Rate	25.6%	25.5%	23.4%	23.3%	220 bps	220 bps

(1)
Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release. 2019 reported results included restructuring primarily in Canada resulting in a $3 million net benefit to operating earnings and a negative $0.03 impact to EPS.

Revenue
Sales for the quarter increased 1 percent. On a constant currency basis, sales increased 2 percent. Sales were primarily composed of a 1.5 percentage point increase in volume and a 0.5 percentage point increase from price.

Gross Profit Margin
Reported gross profit margin for the second quarter was 38.7 percent versus 38.8 percent in the 2018 second quarter. Adjusted gross profit margin of 38.7 percent in the quarter decreased 15 basis points versus the prior year quarter.

Earnings
Reported operating earnings for the 2019 second quarter of $380 million were up 11 percent versus $344 million in the 2018 second quarter. On an adjusted basis, operating earnings for the quarter of $377 million were up 5 percent versus $359 million in the 2018 quarter.

Reported operating margin of 13.1 percent increased 110 basis points in the second quarter of 2019 versus the prior year quarter. Adjusted operating margin of 13.0 percent in the quarter increased 50 basis points versus the prior year quarter. The increase in operating margin was due primarily to favorable gross profit margin in the U.S., and lower selling, general and administrative expenses in the U.S., at the corporate level and at AGI.

Reported earnings per share of $4.67 in the second quarter were up 12 percent versus $4.16 in the 2018 second quarter. Adjusted earnings per share in the quarter of $4.64 increased 6 percent versus $4.37 in the 2018 second quarter. The improvement in both reported and adjusted earnings per share was due primarily to operating earnings growth and lower average shares outstanding.

Tax Rate
For the 2019 second quarter, the company’s reported tax rate was 25.6 percent versus 23.4 percent in the 2018 second quarter. The increase was driven by lower tax benefits from stock-based compensation and the absence of clean-energy tax benefits from investments which concluded in 2018.

Cash Flow
Operating cash flow was $323 million in the 2019 second quarter compared to $248 million in the 2018 second quarter. The 30 percent increase in operating cash flow was primarily the result of higher net income and favorable changes in working capital, partially offset by higher income tax payments when compared to the prior year quarter. The company used the cash generated during the quarter to invest in the business and return cash to shareholders through share repurchases and dividends. Grainger returned $352 million to shareholders through $87 million in dividends and $265 million used to buy back approximately 970,000 shares in the second quarter of 2019.

2019 Updated Company Guidance:
The company is providing the following updated 2019 guidance at the total Company level:

Total Company	2019 Guidance Range
Market Growth (nominal)ꝉ	-1.0% to 2.0%*
Net Sales	2.0% to 5.0% growth*
Gross Profit Margin	38.1% to 38.7%
Operating Margin	12.2% to 13.0%
Earnings per Share	$17.10 to $18.70
*Updated as of July 24, 2019
ꝉIn the U.S., Business Investment and Exports are two major indicators of MRO spending. Per the Global Insight July 2019 forecast, Business Inventory is forecast to improve while Business Investment, Industrial Production, Exports and GDP are forecast to soften, as a result of slowing global growth, trade tensions and associated uncertainty, diminishing support from fiscal stimulus and a decline in the pace of inventory accumulation. Per the Global Insight June 2019 forecast, Canada's Business Investment, Exports, Industrial Production and GDP are expected to slow due to a reduction in spending, delayed investments and weakness in oil prices and slowing global oil demand.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on July 24, 2019, to discuss the second quarter. The webcast will be hosted by DG Macpherson, Chairman and

CEO, and Tom Okray, Senior Vice President and CFO, and can be accessed at www.invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2018 sales of $11.2 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.invest.grainger.com to view information about the company, including a supplement regarding 2019 second quarter results. The Grainger Investor Relations website also includes company information in the company Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives; the implementation, timing and results of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry, economic, market or political conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in effective tax rates; our common stock, including volatility in our stock price; and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Monica Gupta
847-535-5678	Director, Investor Relations
O: 847-535-0099
M: 847-274-8910

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$2,893	$2,861	$5,692	$5,627
Cost of goods sold	1,772	1,750	3,476	3,424
Gross profit	1,121	1,111	2,216	2,203
Selling, general and administrative expenses	741	767	1,473	1,524
Operating earnings	380	344	743	679
Other income (expense):
Interest income	1	2	3	2
Interest expense	(22)	(23)	(43)	(48)
Other, net	7	1	14	(2)
Total other expense	(14)	(20)	(26)	(48)
Earnings before income taxes	366	324	717	631
Income taxes	94	76	183	142
Net earnings	272	248	534	489
Less: Net earnings attributable to noncontrolling interest	12	11	21	20
Net earnings attributable to W.W. Grainger, Inc.	$260	$237	$513	$469

Earnings per share:
Basic	$4.69	$4.19	$9.19	$8.29
Diluted	$4.67	$4.16	$9.14	$8.23
Weighted average number of shares outstanding:
Basic	55.1	56.1	55.4	56.1
Diluted	55.4	56.6	55.7	56.5
Diluted Earnings Per Share
Net earnings as reported	$260	$237	$513	$469
Earnings allocated to participating securities	(2)	(2)	(4)	(4)
Net earnings available to common shareholders	$258	$235	$509	$465
Weighted average shares adjusted for dilutive securities	55.4	56.6	55.7	56.5
Diluted earnings per share	$4.67	$4.16	$9.14	$8.23

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	June 30, 2019	December 31, 2018
Cash and cash equivalents	$315	$538
Accounts receivable – net	1,503	1,385
Inventories - net	1,535	1,541
Prepaid expenses and other assets	92	83
Prepaid income taxes	11	10
Total current assets	3,456	3,557
Property, buildings and equipment – net	1,380	1,352
Deferred income taxes	13	12
Goodwill	429	424
Intangibles - net	437	460
Other assets (1)	277	68
Total assets	$5,992	$5,873
Liabilities and Shareholders’ Equity
Short-term debt	$51	$49
Current maturities of long-term debt	81	81
Trade accounts payable	780	678
Accrued compensation and benefits	183	262
Accrued contributions to employees’ profit-sharing plans (2)	46	133
Accrued expenses (1)	288	269
Income taxes payable	23	29
Total current liabilities	1,452	1,501
Long-term debt	2,080	2,090
Deferred income taxes and tax uncertainties	115	103
Other non-current liabilities (1)	231	86
Shareholders' equity (3)	2,114	2,093
Total liabilities and shareholders’ equity	$5,992	$5,873

(1)
Other assets increased $200 million, Accrued expenses increased $52 million and Other non-current liabilities increased $150 million due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases.

(2)	Accrued contributions to employees' profit-sharing plans decreased $87 million primarily due to the annual cash contributions.
(3)	Common stock outstanding as of June 30, 2019 was 54,571,141 compared with 55,862,360 shares at December 31, 2018, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of dollars)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net earnings	$272	$248	$534	$489

Provision for losses on accounts receivable	2	—	6	4
Deferred income taxes and tax uncertainties	16	5	12	3
Depreciation and amortization	56	64	113	128
Net gains from sales of assets, net of write-offs	(3)	(8)	(5)	(14)
Stock-based compensation	18	16	23	28
Losses from equity method investment	—	4	—	15
Subtotal	89	81	149	164
Change in operating assets and liabilities:
Accounts receivable	(16)	(54)	(118)	(148)
Inventories	(8)	(48)	12	(45)
Prepaid expenses and other assets	8	8	(22)	(25)
Trade accounts payable	36	(8)	100	5
Accrued liabilities	20	43	(187)	(60)
Income taxes payable, net	(71)	(16)	(7)	28
Other non-current liabilities	(7)	(6)	(11)	(13)
Subtotal	(38)	(81)	(233)	(258)
Net cash provided by operating activities	323	248	450	395
Cash flows from investing activities:
Additions to property, buildings and equipment and intangibles	(47)	(54)	(107)	(103)
Proceeds from sales of assets	8	17	14	43
Equity method proceeds (investment)	—	(6)	2	(14)
Net cash used in investing activities	(39)	(43)	(91)	(74)
Cash flows from financing activities:
Net increase in commercial paper	—	(90)	—	—
Net increase (decrease) in lines of credit	—	10	3	—
Net decrease in long-term debt	(20)	(11)	(34)	(36)
Proceeds from stock options exercised	13	28	16	87
Payments for employee taxes withheld from stock awards	(7)	(14)	(10)	(29)
Purchase of treasury stock	(265)	(28)	(400)	(201)
Cash dividends paid	(87)	(83)	(163)	(155)
Other, net	1	3	2	3
Net cash used in financing activities	(365)	(185)	(586)	(331)
Exchange rate effect on cash and cash equivalents	4	(9)	4	(4)
Net change in cash and cash equivalents	(77)	11	(223)	(14)
Cash and cash equivalents at beginning of period	392	302	538	327
Cash and cash equivalents at end of period	$315	$313	$315	$313

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including net sales in constant currency, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes net sales in constant currency, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: net sales in constant currency, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

Three Months Ended June 30, 2019
Net sales increase over prior year quarter	1%
Foreign exchange	1
Net sales increase over prior year quarter in constant currency	2%

In millions	Three Months Ended June 30,				Six Months Ended June 30,
	2019	Gross Profit %	2018	Gross Profit %	2019	Gross Profit %	2018	Gross Profit %
Gross profit reported	$1,121	38.7%	$1,111	38.8%	$2,216	38.9%	$2,203	39.1%
Restructuring, net	—	—	1	0.1	1	—	1	0.1
Gross profit adjusted	$1,121	38.7%	$1,112	38.9%	$2,217	38.9%	$2,204	39.2%

In millions	Three Months Ended June 30,				Six Months Ended June 30,
	2019	Operating Margin %	2018	Operating Margin %	2019	Operating Margin %	2018	Operating Margin %
Operating earnings reported	$380	13.1%	$344	12.0%	$743	13.1%	$679	12.1%
Restructuring, net	(3)	(0.1)	15	0.6	(1)	(0.1)	23	0.4
Operating earnings adjusted	$377	13.0%	$359	12.6%	$742	13.0%	$702	12.5%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	%	2019	2018	%
Net earnings reported	$260	$237	10%	$513	$469	9%
Restructuring, net	(2)	12		—	18
Net earnings adjusted	$258	$249	4%	$513	$487	5%

Diluted earnings per share reported	$4.67	$4.16	12%	$9.14	$8.23	11%
Pretax restructuring, net	(0.05)	0.27		(0.01)	0.41
Tax effect (1)	0.02	(0.06)		0.01	(0.09)
Total, net of tax	(0.03)	0.21		—	0.32
Diluted earnings per share adjusted	$4.64	$4.37	6%	$9.14	$8.55	7%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits.

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Bps impact	2019	2018	Bps impact
Tax rate reported	25.6%	23.4%	220	25.5%	22.5%	300
Restructuring, net	(0.1)	(0.1)		—	—
Tax rate adjusted	25.5%	23.3%	220	25.5%	22.5%	300

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